SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                         Date of Report: October 8, 1999

                             SBC COMMUNICATIONS INC.

                             A Delaware Corporation

                           Commission File No. 1-8610

                           IRS Employer No. 43-1301883

                   175 E. Houston, San Antonio, Texas 78205

                         Telephone Number (210) 821-4105




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Item 1.     Not applicable.


Item 2.     Acquisition or Disposition of Assets.

            On October 8, 1999, SBC Communications Inc. ("SBC"), a Delaware corporation, and Ameritech Corporation ("AIT"), a Delaware corporation, consummated a merger (the "Merger") whereby SBC Delaware, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of SBC, was merged with and into AIT, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 10, 1998, among SBC, AIT and Merger Sub. As a result of the Merger, AIT has become a wholly-owned subsidiary of SBC.

            SBC currently intends to continue to use the assets of AIT to provide telecommunications and telecommunications-related services.

            Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $1.00 per share, of AIT (the "AIT Common Stock") was converted into and became exchangeable for 1.316 shares of common stock, par value $1.00 per share, of SBC (the "SBC Common Stock"). SBC issued approximately 1,446,000,000 shares of SBC Common Stock in exchange for the shares of AIT Common Stock.

            Pursuant to the Merger Agreement, the Board of Directors of SBC (the "SBC Board") has been expanded from 19 to 24 members, and Richard C. Notebaert, James A. Henderson, Lynn M. Martin, John B. McCoy, and Laura D'Andrea Tyson, all of whom were members of the Board of Directors of AIT prior to the Merger, have been elected to the SBC Board.


Items 3-6.  Not applicable.


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Item 7.     Financial Statements, Pro Forma Financial Information and
            Exhibits.

            Pursuant to Item 7(a)(4) of Form 8-K, financial statements have not been included with this report. SBC anticipates that it will file the financial statements required by Form 8-K by an amendment to this report prior to October 31, 1999, but in any event on or prior to the time such financial statements are required to be filed under Form 8-K.

            (c) Exhibits.

            2.1 Agreement and Plan of Merger, dated as of May 10, 1998, among AIT, SBC and Merger Sub (incorporated by reference to Exhibit 2 to SBC's Current Report on Form 8-K, dated May 10, 1998).


Item 8.     Not applicable.


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                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


October 12, 1999                    SBC COMMUNICATIONS INC.



                                      /s/ Donald Kiernan
                                     Donald Kiernan
                                     Senior Vice President, Treasurer
                                       and Chief Financial Officer